Exhibit 10.14

EXECUTION COPY

DISTRIBUTION AGREEMENT

This Distribution Agreement (this “Agreement”) is entered into on March 29, 2018 between VTS-Touchsensor Co., Ltd., a company organized under the laws of Japan (“Seller”), and Toppan Printing Co., Ltd., a company organized under the laws of Japan (“Distributor”). Each of Seller and Distributor is referred to as a “Party.” This Agreement is effective March 29, 2018 (the “Effective Date”).

RECITALS

A.                                   Seller manufactures copper touch panel sensors used in touch panel modules and copper PET film used in touch panel sensors (“Products”) and wishes to sell Products to Distributor and to appoint Distributor as distributor for the Products in the Territory.

B.                                    Distributor wishes to purchase Products from the Seller and to serve as distributor for the Products in the Territory.

The Parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1                                   The terms set forth below have the meanings specified or referred to below.

Affiliate: Of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” of a Person (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of at least 50% of the outstanding voting securities of the Person.

Business Day: Any day except Saturday, Sunday or any other day on which commercial banks located in Tokyo, Japan are authorized or required by law to be closed for business.

Indemnified Party: As defined in Section 6.2.

Losses: As defined in Section 6.2.

Person: An individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

Term: As defined in Section 7.1.

Territory: Worldwide.

ARTICLE II.
APPOINTMENT

MISSING PAGES IN PDF

Section 2.1                                   Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses.

Section 2.2                                   Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall, at the request of the other Party, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 2.3                                   Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder must be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) on the date sent by email of a PDF document, if sent during the recipient’s normal business hours, and on the next Business Day, if sent after the recipient’s normal business hours, on condition that the communication sent by e-mail is also sent by certified or registered mail, return receipt requested, postage prepaid; or (c) if sent internationally, on the fifth day, and if sent within Japan, on the second day, after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the Parties at the following addresses (or at such other address for a Party of which that Party notifies the other Party in accordance with this Section 8.6):

If to Distributor:	Toppan Printing Co., Ltd. Toppan Shibaura Bldg., 3-19-26 Shibaura, Minato-ku, Tokyo 108-8539 E-mail: makoto.ishikawa@toppan.co.jp Attention: Makoto Ishikawa

With a copy to (which will not constitute notice):	southgate (registered association) Pacific Square Kudan-Minami, 7th Fl 2-4-11 Kudan-Minami Chiyoda-ku, Tokyo 102-0074 E-mail: emarcks@southgate-law.com Attention: Eric Marcks

If to Seller:	VTS-Touchsensor, Co., Ltd. 1101-20, Myohojicho, Higashiomi Shiga, 527-0046, Japan Email: JWoerle@via-optronics.com Attention: Dr. Jasmin Wörle

With a copy to (which will not constitute notice):	Jones Day Kamiyacho Prime Place 1-17, Toranomon 4-chome Minato-ku, Tokyo 105-0001, JAPAN E-mail: mushijima@jonesday.com

IN WITNESS WHEREOF, the Parties execute this Agreement on the date stated in the introductory clause.

Toppan Printing Co., Ltd.

By:	/s/ Shigeru Kosami
Name:	Shigeru Kosami
Title:	Executive Director

VTS-Touchsensor. Co., Ltd.

By:	/s/ Dr. Jasmin Wörle
Name:	Dr. Jasmin Wörle
Title:	Representative Director

AMENDMENT

This is to confirm the amendment to DISTRIBUTION AGREEMENT executed on March 29, 2018, its first AMENDMENT excused on November 7, 2019 and its second AMENDMENT excused on April 24, 2020 (collectively referred to as “the Agreement”) between Toppan Printing Co., Ltd. and VTS-TOUCHSENSOR Co., LTD.

1.                                      Section 4.4 of the Agreement shall be deleted in its entirety and is replaced with the following:

“Section 4.4 Prices. The prices for Products sold Seller to Distributor under this Agreement will be 96% of the price at which Distributor sells the Products to its customers and the price of masks and design services related to Products will be 99.5% of the price at which Distributor sells the masks and design services to its customers. Distributor may immediately set off rejections of Products or discrepancies on invoices against current or future invoices for all orders.”

2.                                      Section 7.1 of the Agreement shall be deleted in its entirety and is replaced with the following:

“Section 7.1 Term. The term of This Agreement commences on the Effective Date and, unless terminated earlier in accordance with Section 7.2, will remain in force until March 31, 2021. At the end of this period, this Agreement will automatically renew for additional twelve-month period unless either Party informs the other Party in writing of its intention not to renew this Agreement at least six months before the end of the initial period or subsequent twelve-month renewal period, as the case maybe (the “Term”).”

3.                                      This Amendment shall have the effect on April 1, 2020.

4.                                      Except as specifically provided hereinabove, both parties shall comply with the terms and conditions of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the dated indicated below.

Toppan Printing Co., Ltd.		VTS-Touchsensor Products Co., Ltd.

Date:	18 June 2020	Date:	23 June ‘20

By:	/s/ Makoto Ishikawa	By:	/s/ Mario Bernardo N. Santos
Name:	Makoto Ishikawa	Name:	Mario Bernardo N. Santos
Title:	Senior General Manager	Title:	Managing Director